Exhibit 99.1

Post Holdings Provides Preliminary Unaudited Selected Financial Data for Fiscal 2013

St. Louis, Missouri - November 13, 2013 - Post Holdings, Inc. (NYSE:POST) today provided certain preliminary unaudited selected financial data for the full fiscal year 2013. This release should be read in conjunction with the financial statements and management’s discussion and analysis included in the Company’s filings with the Securities and Exchange Commission (“SEC”), as well as the matters discussed under "Risk Factors" in the Company's Form 10-K for the fiscal year ended September 30, 2012.
Preliminary Unaudited Selected Financial Data for Fiscal 2013
The preliminary financial data discussed below consist of estimates derived from Post's internal books and records and have been prepared by, and are the responsibility of, Post's management. The preliminary estimates discussed below are subject to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results are finalized. Therefore, actual results may differ materially from these estimates. In addition, preliminary results for fiscal 2013 are not necessarily indicative of operating results for any future period.
The following are preliminary estimates for the Company’s fiscal year ended September 30, 2013:

•	Net sales of approximately $1,030 million to $1,040 million; and

•	Adjusted EBITDA of approximately $215 million to $220 million.
A range for the preliminary unaudited estimates of net sales and Adjusted EBITDA are provided because the financial closing procedures for fiscal 2013 are not yet complete. The above estimates include approximately one month of financial results from the Company's acquisition of Premier Nutrition Corporation on September 1, 2013. All of these preliminary estimates are subject to change. The final reported results may not be within the ranges currently estimated, and the difference may be material.
In addition, Post's preliminary unaudited estimates for fiscal 2013 provided in this release have been prepared by Post's management only based upon information available to it as of the date hereof, and have not been prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines of the American Institute of Certified Public Accountants for the preparation or presentation of financial information.
Use of Non-GAAP Measures
Management has determined that Adjusted EBITDA is a key metric that will help investors understand the ultimate income and near-term cash flows generated by our business. Adjusted EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, non-cash stock based compensation, nonrecurring cash compensation for retention/severance, restructuring and plant closure costs, acquisition related transaction costs, inventory revaluation adjustments on acquired businesses, accounts receivable servicing fees, costs to effect Post's separation from Ralcorp and to establish stand-alone systems and processes, mark to market adjustments on economic hedges and intangible asset impairments, if any, and including an estimate of incremental costs Post would have incurred had it been a stand-alone public company for the entirety of the periods presented. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company's operating performance and liquidity because (i) it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company's capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company's ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company's financing documents. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly-titled measures of other companies. The Company has not provided a quantitative reconciliation between Adjusted EBITDA presented above to the most comparable financial measure or measures calculated and presented in accordance with GAAP because it is not reasonably practicable to produce such reconciliation for this prospective financial information.

About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC, Attune Foods, LLC and Premier Nutrition Corporation.
Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626